Exhibit (12)

[ ], 2026

Touchstone Strategic Trust

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

Touchstone ETF Trust

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

Re: Reorganization to Combine Series of a Massachusetts Business Trust and a Delaware Statutory Trust

Ladies and Gentlemen:

Touchstone ETF Trust (the "ETF Trust"), a Delaware statutory trust, on behalf of its series, Touchstone Large Company Growth ETF (the "Acquiring ETF"), and Touchstone Strategic Trust (the "Target Trust"), a Massachusetts business trust, on behalf of its series, Touchstone Large Company Growth Fund (the "Target Fund"), has requested our opinion as to certain federal income tax consequences of transactions (the "Reorganization") in which the Acquiring ETF will acquire substantially all of the assets of the Target Fund in exchange solely for shares of beneficial interest in the Acquiring ETF ("Acquiring ETF Shares") (and cash in lieu of fractional Acquiring ETF Shares, if any), and the assumption by the Acquiring ETF of liabilities of the Target Fund, pursuant to an Agreement and Plan of Reorganization ("Agreement") entered into by ETF Trust, on behalf of the Acquiring ETF, and Target Trust, on behalf of the Target Fund, on [ ], 2026.1 Specifically, the Funds have requested our opinion that the consummation of the Reorganization will qualify as a "reorganization" (as defined in section 368(a)).2 All capitalized terms used in this letter that are not defined in this letter shall have the meanings provided for them in the Agreement.

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Prospectus/Information Statement dated [ ] 2025, regarding the Reorganization that was furnished in connection with the approval of the Reorganization by the members of Target Trust's Board of Trustees on August 14, 2025, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "Documents"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring ETF and the Target Fund (collectively, "Representations"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

1 Each of the Target Fund and Acquiring ETF is sometimes referred to herein as a "Fund," and each of ETF Trust and Target Trust is sometimes referred to herein as an "Investment Company."

2 All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. §" references are to the regulations under the Code ("Regulations").

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OPINION

Based solely on the Documents and Representations, and conditioned on (i) those Representations being true on the closing date of the Reorganization and (ii) the Reorganization's being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows.

1.       The acquisition by the Acquiring ETF of all of the assets of the Target Fund, as provided for in the Agreement, in exchange for such Acquiring ETF Shares (and cash in lieu of fractional Acquiring ETF Shares, if any), and the assumption by the Acquiring ETF of liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of such Acquiring ETF Shares (and cash in lieu of fractional Acquiring Fund shares, if any) in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring ETF each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2.       No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and the assumption of all of its liabilities by the Acquiring ETF in exchange solely for such Acquiring ETF Shares pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (i) under an applicable mark-to-market rule or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.       No gain or loss will be recognized by the Acquiring ETF upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of liabilities of the Target Fund and issuance of the Acquiring ETF Shares pursuant to Section 1032(a) of the Code.

4.       No gain or loss will be recognized by the Target Fund upon the distribution of Acquiring ETF Shares by such Target Fund to shareholders of the Target Fund in complete liquidation (pursuant to the Agreement) of the Target Fund pursuant to Section 361(c)(1) of the Code.

5.       The tax basis of the assets of the Target Fund received by the Acquiring ETF will be the same as the tax basis of such assets in the hands of such Target Fund immediately prior to the transfer of such assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer pursuant to Section 362(b) of the Code.

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6.       The holding periods of the assets of the Target Fund in the hands of the Acquiring ETF will include the periods during which such assets were held by such Target Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the Acquiring ETF have the effect of reducing or eliminating the holding period with respect to an asset.

7.       No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund Shares solely for Acquiring ETF Shares (except with respect to cash, if any, received in lieu of fractional shares) pursuant to Section 354(a) of the Code.

8.       The aggregate tax basis of Acquiring ETF Shares received by a shareholder of the Target Fund will be the same as the aggregate tax basis of such Target Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9.       The holding period of the Acquiring ETF Shares received by a shareholder of the Target Fund will include the holding period of such Target Fund Shares exchanged therefor, provided that the shareholder held such Target Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

10.       For purposes of section 381, Acquiring ETF will be treated just as Target Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Target Fund's taxable year, Target Fund's tax attributes enumerated in section 381(c) will be taken into account by Acquiring ETF as if there had been no Reorganization, and the part of the Target Fund's last taxable year that began before the Reorganization will be included in Acquiring ETF's first taxable year that ends after the Reorganization.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if any Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

[ ], 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 of the ETF Trust (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Reorganization. Further, we hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Prospectus heading “Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,